July 24, 1998


Cornerstone Properties Inc.
126 East 56th Street
New York, New York  10022

         RE:      Cornerstone Properties Inc.
                  Registration Statement on Form S-8

Dear Sirs:

         We have acted as special Nevada counsel for Cornerstone Properties Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 ("Registration Statement"), being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration by the Company of 5,401,592 shares ("Shares") of Common Stock, no par value per share (the "Common Stock"), under the Stock Plans (as defined below). Capitalized terms used in this Opinion Letter and not defined herein shall have the meaning given to them in the Registration Statement.

         We have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion, including without limitation, the:

         1.       Registration Statement.

         2.       Company's 1998 Long Term Incentive Plan (the "1998 Plan").

         3. Form of 1995 Stock Option Agreements between the Company and Certain Management and Key Executives (the "1995 Option Plans").

         4. Form of 1997 Stock Option Agreements between the Company and Certain Management and Key Executives (the "1997 Option Plans").

         5. Form of 1998 Stock Option Agreements between the Company and Certain Management and Key Executives (the "1998 Option Plans").


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Cornerstone Properties Inc.                                               Page 2
July 24, 1998

         6.       Form of 1995 Restricted Share  Agreements  between the Company
                  and  Certain   Management  and  Key   Executives   (the  "1995
                  Restricted Plans").

         7.       Form of 1997 Restricted Share  Agreements  between the Company
                  and  Certain   Management  and  Key   Executives   (the  "1997
                  Restricted Plans").

         8.       Form of 1998 Restricted Share  Agreements  between the Company
                  and  Certain   Management  and  Key   Executives   (the  "1998
                  Restricted Plans").

         9.       Form of Stock Option Certificates for Certain Directors.

         10. Form of Director Share Agreements between the Company and Certain Directors (the "Share Agreements").

         11. Articles of Incorporation of the Company certified by the Nevada Secretary of State on July 10, 1998, and certified as of the date hereof by the Secretary of the Company.

         12. Bylaws of the Company, dated as of December 8, 1995, certified as of the date hereof by the Secretary of the Company.

         13. Resolutions of the Board of Directors, dated June 19, 1995, November 13, 1995 and December 8, 1995, certified as of the date hereof by the Secretary of the Company.

         14. Resolutions of the Board of Directors, dated March 14, 1997 and November 26, 1997, certified as of the date hereof by the Secretary of the Company.

         15. Resolutions of the Board of Directors, dated February 4, 1998 and March 5, 1998, certified as of the date hereof by the Secretary of the Company.

         The 1998 Plan, 1995 Option Plans, 1997 Option Plans, 1998 Option Plans, 1995 Restricted Plans, 1997 Restricted Plans, 1998 Restricted Plans, and Share Agreements are each referred to as a "Stock Plan" and are collectively referred to as the "Stock Plans."

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein, including without limitation, the certificate of the Company's Secretary, a copy of which has been previously provided to you.



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Cornerstone Properties Inc.                                               Page 3
July 24, 1998


         Based  upon  and  subject  to  the   foregoing,   and  subject  to  the
qualifications, limitations, restrictions and assumptions set forth below, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

         2. The Company has the authority to issue up to Two Hundred Fifty Million (250,000,000) shares of Common Stock.

         3. The Shares have been duly authorized by the Company.

         4. The Shares previously issued by the Company pursuant to the 1995 Restricted Plans, the 1997 Restricted Plans, the 1998 Restricted Plans and the Share Agreements have been validly issued and are fully paid and nonassessable.

         5. Assuming the conformity of the certificates representing the Shares issued by the Company under the respective Stock Plans to the form of the respective specimens examined by us and the due execution and delivery of such certificates, the Shares, when issued and delivered by the Company and upon receipt by the Company of the consideration described under each respective Plan, will be validly issued, fully paid, and nonassessable.

         Nothing herein shall be deemed an opinion as to the laws of any other jurisdiction other than the State of Nevada. We express no opinion concerning any securities law or rule of any jurisdiction.

         This opinion is intended solely for the use of the Company in connection with the Registration Statement. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person without the written consent of this firm; provided, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder, and we disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

                                                     Very truly yours,


                                                     /s/ Lionel Sawyer & Collins
                                                     LIONEL SAWYER & COLLINS